Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 1-k filed by Web3 Corporation, f/k/a Stirling Bridge Group Inc., n/k/a Helio Corporation, of our report dated February 23, 2024 relating to the financial statements as of October 31, 2023 and 2022, and for the year ended October 31, 2023 and the period from inception (October 3, 2022) through October 31, 2022, of Web3 Corporation, f/k/a Stirling Bridge Group Inc., n/k/a Helio Corporation under the Securities Act of 1933, and to the reference to us under the heading “Experts” in the Form 1-k.

Tampa, Florida

February 26, 2024